As filed with the Securities and Exchange Commission on September 9, 2016

Registration No. 333                -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZOSANO PHARMA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-4488360
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

34790 Ardentech Court

Fremont, California 94555

(510) 745-1200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Konstantinos Alataris, Ph.D.

President and Chief Executive Officer

34790 Ardentech Court

Fremont, California 94555

(510) 745-1200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Stacie S. Aarestad., Esq.

Jeffrey L. Quillen, Esq.

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02110

(617) 832-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	14,440,705	$0.7505	$10,837,749.10	$1,091.36

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of additional shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of the high and low price per share of the common stock as reported on The NASDAQ Capital Market on September 1, 2016.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 9, 2016

PROSPECTUS

14,440,705 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to 14,440,705 shares of common stock of Zosano Pharma Corporation by the selling stockholders listed beginning on page 7, including their transferees, pledgees or donees or their respective successors, which includes shares of our common stock issuable upon the exercise of warrants to purchase shares of common stock, issued to the selling stockholders in private placements. We are registering these shares on behalf of the selling stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the shares offered by this prospectus.

We have agreed to bear certain expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus, or their respective pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 12.

Our common stock is traded on The NASDAQ Capital Market under the symbol “ZSAN.” On September 8, 2016, the closing sale price of our common stock on The NASDAQ Capital Market was $0.76 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

ZOSANO PHARMA CORPORATION

Zosano Pharma Corporation is an emerging central nervous system (CNS) company focusing on providing rapid symptom relief to patients using known therapeutics with well-established safety and efficacy, but altering their delivery profile using our proprietary intracutaneous delivery system. We believe our intracutaneous delivery system may offer rapid and consistent drug delivery and improved ease of use over current means of administration. We are focused on developing products that deliver established molecules with known safety and efficacy profiles for markets where patients remain underserved by existing therapies. We anticipate that many of our current and future development programs may enable us to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization.

Corporate Information

We were incorporated under the laws of the State of Delaware as ZP Holdings, Inc. in January 2012, and changed our name to Zosano Pharma Corporation in June 2014. Our business was spun out of ALZA Corporation, a subsidiary of Johnson & Johnson, in October 2006 and was originally incorporated under the name The Macroflux Corporation, which changed its name to Zosano Pharma, Inc. in 2007. In April 2012, in a transaction to recapitalize the business, a wholly owned subsidiary of ZP Holdings was merged with and into Zosano Pharma, Inc., whereby Zosano Pharma, Inc. was the surviving entity and became a wholly-owned subsidiary of ZP Holdings. In June 2014, Zosano Pharma, Inc. changed its name to ZP Opco, Inc. Our principal executive offices are located at 34790 Ardentech Court, Fremont, California 94555. Our telephone number is (510) 745-1200. Our website address is www.zosanopharma.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock. Our website address is included in this document as an inactive textual reference only. Unless the context otherwise requires, references in this prospectus to “Zosano Pharma,” “Zosano,” “we,” “us,” and “our” refer to Zosano Pharma Corporation.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate that we or their respective owners will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any such companies.

THE OFFERING

Common stock offered by selling stockholders	14,440,705 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

NASDAQ Capital Market symbol	ZSAN

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and in the documents incorporated by reference in this prospectus. We caution you that the risks and uncertainties we have described, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

We caution you that this prospectus and the documents we incorporate by reference herein and therein include forward-looking statements. Any statement contained in this prospectus or in the documents we incorporate by reference herein other than a statement of historical fact, may be a forward-looking statement, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management. In some cases, you can identify forward-looking statements by such terms as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	the anticipated timing, costs and conduct of our planned clinical development of M207 and any of our other product candidates that we further develop in the future;

•	our expectations regarding the clinical effectiveness of M207 and any of our other product candidates;

•	the ability to obtain and maintain regulatory approval of M207 and any of our other product candidates, and the labeling for any approved products;

•	our manufacturing capabilities and strategy;

•	our expectations regarding our expenses and revenue, the sufficiency of our cash resources and needs for additional financing;

•	our intellectual property position and our ability to obtain and maintain intellectual property protection for M207 and our other product candidates;

•	our expectations regarding competition;

•	the anticipated trends and challenges in our business and the markets in which we operate;

•	the scope, progress, expansion, and costs of developing and commercializing M207 and our other product candidates;

•	the size and growth of the potential markets for M207 and our other product candidates and the ability to serve those markets;

•	the rate and degree of market acceptance of M207 and our other product candidates;

•	our ability to establish and maintain development partnerships;

•	our ability to attract or retain key personnel;

•	our expectations regarding federal, state and foreign regulatory requirements; and

•	regulatory developments in the United States and foreign countries.

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in (i) the “Risk Factors” section on page 3 of this prospectus, (ii) the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, each as filed with the SEC, and (iii) other filings we make with the SEC from time to time, that could cause actual results or events to differ materially from the forward-looking statements that we make. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements we make.

You should consider these factors and the other cautionary statements made in this prospectus and the documents we incorporate by reference herein as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference herein, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. However, assuming exercise of all of the warrants for cash in full, the selling stockholders would pay us an aggregate of $14,699,995.85. The proceeds to us of such warrant exercises, if any, will not be subject to any restrictions. For information about the selling stockholders, see “Selling Stockholders.”

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

The common shares being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the warrants. For additional information regarding the issuances of those common shares and warrants, see “Private Placement of Purchased Common Shares and Warrants” and “Loan Agreement” below. We are registering the common shares in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common shares and the warrants and as described below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common shares by each of the selling stockholders. The second column lists the number of common shares beneficially owned by each selling stockholder, based on its ownership of the common shares and warrants, as of August 19, 2016, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the common shares being offered by this prospectus by the selling stockholders.

In accordance with the terms of the securities purchase agreement with the selling stockholders (other than Hercules), this prospectus generally covers the resale of at least the sum of (i) the maximum number of common shares issued and (ii) the maximum number of common shares issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the securities purchase agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants (other than the warrants issued to Hercules), a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% (9.99% in the case of Amzak Capital Management, LLC (“Amzak”)) of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the warrants which have not been exercised. At a selling stockholder’s option, the ownership percentage limitation applicable to the exercise of the Warrants may be increased or decreased to any other percentage not in excess of 9.99% (14.99% in the case of Amzak), except that any increase will only be effective upon 61-days’ prior notice to us. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (4)
	Number (2)	Percentage (3)	Offered (2)	Number	Percentage (3)
Amzak Capital Management, LLC (5)	3,825,000	19.75%	3,825,000	0	*
Armistice Capital Master Fund, Ltd. (6)	2,400,000	13.03%	2,400,000	0	*
CVI Investments, Inc. (7)	1,905,000	10.53%	1,905,000	0	*
1798 Fundamental Equities Master Fund Ltd. (8)	1,432,622	8.21%	955,350	477,272	2.73%
Rosalind Capital Partners L.P. (9)	1,404,000	7.91%	1,404,000	0	*
Lincoln Park Capital Fund, LLC (10)	750,000	4.33%	750,000	0	*
Hudson Bay Master Fund Ltd. (11)	737,400	4.26%	737,400	0	*
Rosalind Master Fund L.P. (12)	546,000	3.18%	546,000	0	*
Empery Asset Master, LTD (13)	417,741	2.44%	417,741	0	*

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (4)
	Number (2)	Percentage (3)	Offered (2)	Number	Percentage (3)
Empery Tax Efficient II, LP (14)	297,492	1.75%	297,492	0	*
Empery Tax Efficient, LP (15)	240,180	1.41%	240,180	0	*
The Alataris Family Trust (16)	382,167	2.24%	382,167	0	*
John P. Walker (17)	193,938	1.14%	191,100	2,838	*
Georgia Erbez (18)	143,250	*	143,250	0	*
Michael Spector (19)	95,475	*	95,475	0	*
Kleanthis G. Xanthopoulos, Ph.D. (20)	78,523	*	47,760	30,763	*
Donald J. Kellerman (21)	47,760	*	47,760	0	*
Hayley Lewis (22)	14,325	*	14,325	0	*
Hercules Technology Growth Capital, Inc. (23)	72,379	*	40,705	31,674	*

*	Less than one percent.
(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any securities that are currently exercisable or exercisable within 60 days of August 19, 2016.
(2)	The number of shares reported in this column includes shares issuable upon exercise of Series A and Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016 without regard to any limitations on exercise set forth in the Series A and Series B warrants.
(3)	Based on 16,815,997 shares of our common stock outstanding on August 19, 2016.
(4)	Assumes that all shares being registered in this prospectus are resold to third parties and that with respect to a particular selling stockholder, such selling stockholder sells all shares of common stock registered under this prospectus held by such selling stockholder.
(5)	Consists of 1,275,000 shares of common stock, 1,275,000 shares of common stock issuable upon exercise of Series A warrants and 1,275,000 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Michael D. Kazma may be deemed to share voting and investment power with respect to the securities held by Amzak.
(6)	Consists of 800,000 shares of common stock, 800,000 shares of common stock issuable upon exercise of Series A warrants and 800,000 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Armistice Capital, LLC is an investment manager to Armistice Capital Master Fund, Ltd. and Steven J. Boyd, the chief investment officer of Armistice Capital, LLC, may be deemed to have voting and investment power with respect to the securities held by Armistice Capital Master Fund Ltd.
(7)	Consists of 635,000 shares of common stock, 635,000 shares of common stock issuable upon exercise of Series A warrants and 635,000 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the securities. CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom is currently expected to participate in the sale pursuant to the prospectus contained in this registration statement of the securities purchased by CVI in the offering.
(8)

Consists of 318,450 shares of common stock, 318,450 shares of common stock issuable upon exercise of Series A warrants and 318,450 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Lombard Odier Asset Management

(USA) Corp. is the investment advisor to the selling stockholder and may be deemed to beneficially own these securities. Allan Reine is the portfolio manager of Lombard Odier Asset Management (USA) Corp. and as such has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own the securities. Mr. Reine disclaims beneficial ownership of these securities, except to the extent of his pecuniary interests therein. The selling stockholder also holds 477,272 shares of our common stock which were not purchased as part of the 2016 Private Placement.
(9)	Consists of 468,000 shares of common stock, 468,000 shares of common stock issuable upon exercise of Series A warrants and 468,00 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Steven Salamon is a natural person with voting and dispositive power over the securities held by Rosalind Capital Partners L.P. and Rosalind Master Fund L.P.
(10)	Consists of 250,000 shares of common stock, 250,000 shares of common stock issuable upon exercise of Series A warrants and 250,000 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Lincoln Park Capital LLC is the manager of Lincoln Park Capital Fund, LLC. Rockledge Capital Corporation and Alex Noah Investors, Inc. are the managers of Lincoln Park Capital LLC. Mr. Joshua Sheinfeld and Mr. Jonathan Cope are the Presidents of Rockledge Capital Corporation and Alex Noah Investors, Inc., respectively, and have voting and dispositive authority over the securities held by Lincoln Park Capital Fund, LLC and disclaim beneficial ownership of such securities, except to the extent of their pecuniary interest therein.
(11)	Consists of 245,800 shares of common stock, 245,800 shares of common stock issuable upon exercise of Series A warrants and 245,800 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.
(12)	Consists of 182,000 shares of common stock, 182,000 shares of common stock issuable upon exercise of Series A warrants and 182,000 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Steven Salamon is a natural person with voting and dispositive power over the securities held by Rosalind Capital Partners L.P. and Rosalind Master Fund L.P.
(13)	Consists of 139,247 shares of common stock, 139,247 shares of common stock issuable upon exercise of Series A warrants and 139,247 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the securities held by EAM and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these securities.
(14)	Consists of 99,164 shares of common stock, 99,164 shares of common stock issuable upon exercise of Series A warrants and 99,164 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the securities held by ETE II and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these securities.
(15)

Consists of 80,060 shares of common stock, 80,060 shares of common stock issuable upon exercise of Series A warrants and 80,060 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the securities held by ETE and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these securities.
(16)	Consists of 127,389 shares of common stock, 127,389 shares of common stock issuable upon exercise of Series A warrants and 127,389 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016. Dr. Alataris, the trustee of The Alataris Family Trust, may be deemed to have investment discretion and voting power over the securities held by The Alataris Family Trust.
(17)	Consists of (a) 63,700 shares of common stock, 63,700 shares of common stock issuable upon exercise of Series A warrants and 63,700 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016 and (b) 2,838 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of August 19, 2016.
(18)	Consists of 47,750 shares of common stock, 47,750 shares of common stock issuable upon exercise of Series A warrants and 47,750 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016.
(19)	Consists of 31,825 shares of common stock, 31,825 shares of common stock issuable upon exercise of Series A warrants and 31,825 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016.
(20)	Consists of (a) 15,920 shares of common stock, 15,920 shares of common stock issuable upon exercise of Series A warrants and 15,920 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement, dated August 15, 2016, (b) 6,000 shares of common stock held by the Xanthopoulos Family Trust prior to August 19, 2016 and (c) 24,763 shares of common stock issuable upon exercise of stock options held by the Xanthopoulos Family Trust that are exercisable within 60 days of August 19, 2016. Dr. Xanthopoulos may be deemed to have investment discretion and voting power over the securities held by the Xanthopoulos Family Trust.
(21)	Consists of 15,920 shares of common stock, 15,920 shares of common stock issuable upon exercise of Series A warrants and 15,920 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016.
(22)	Consists of 4,775 shares of common stock, 4,775 shares of common stock issuable upon exercise of Series A warrants and 4,775 shares of common stock issuable upon exercise of Series B warrants issued pursuant to the securities purchase agreement dated August 15, 2016.
(23)	Consists of (a) 72,379 shares of common stock issuable upon exercise of warrants. David Huang has voting and investment control of the securities held by Hercules Technology Growth Capital, Inc.

Relationships with the Selling Stockholders

Private Placement of Purchased Common Shares and Warrants

On August 15, 2016, we entered into a securities purchase agreement with the selling stockholders (other than Hercules), pursuant to which the Company agreed to issue and sell to such selling stockholders the following securities: (i) 4,800,000 shares of common stock at a price of $1.32 per share, (ii) Series A warrants to purchase up to 4,800,000 additional shares of common stock at a price of $0.125 per share and (iii) Series B warrants to purchase up to 4,800,000 additional shares of common stock at a price of $0.125 per share, for gross proceeds of approximately $7.5 million, before deducting placement agent fees and estimated offering expenses. The Series A warrants have a per share exercise price of $1.45 and will expire twelve months and one week from the date of issuance. The Series B warrants have a per share exercise price of $1.55 and will expire five years from the date of issuance. We intend to use the proceeds from the private placement to advance our M207 program towards FDA registration and for general corporate purposes. We closed the transaction on August 19, 2016.

The Series A and Series B warrants held by the selling stockholders may not be exercised if, after giving effect to the exercise, the holder of such Series A and Series B warrants, its affiliates and any persons acting as a group together with the holder or any of its affiliates would beneficially own in excess of 4.99% of the outstanding shares of our common stock, except with respect to Amzak Capital Management, LLC (“Amzak”) for which the limitation is 9.99%. At a selling stockholder’s option, the ownership percentage limitation applicable to the exercise of the Warrants may be increased or decreased to any other percentage not in excess of 9.99% (14.99% in the case of Amzak), except that any increase will only be effective upon 61-days’ prior notice to us.

Pursuant to the terms of the securities purchase agreement and in connection with the private placement financing, we granted the selling stockholders party thereto certain registration rights relating to the registration for resale of the shares of our common stock purchased by such selling stockholders in the private placement, including the shares of our common stock that may be issued upon the exercise of the Series A and Series B warrants. The securities purchase agreement contains customary covenants and agreements by us, and customary indemnification obligations of us and the selling stockholders, including for liabilities under the Securities Act. The registration statement of which this prospectus is a part has been filed in accordance with the securities purchase agreement.

The foregoing summary descriptions of the securities purchase agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, and is incorporated by reference herein.

Directors and Officers

John Walker and Kleanthis Xanthopoulos, who are members of our board of directors, are selling stockholders. Georgia Erbez, our Chief Business Officer and Interim Chief Financial Officer, Donald Kellerman, our Vice President, Clinical Development and Medical Affairs, and Haley Lewis, our Vice President, Regulatory Affairs & Quality, also are selling stockholders. The Alataris Family Trust, the trustee of which is Konstantinos Alataris, a member of our board of directors and our President and Chief Executive Officer, is also a selling stockholder.

Loan Agreement

We are a party to a Loan and Security Agreement, dated as of June 3, 2014, as amended to date (the “Loan Agreement”), with Hercules Technology Growth Capital, Inc. (“Hercules”). The Loan Agreement, as well as the first amendment thereto (the “First Amendment”), is described under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Operations Overview—Debt Financing” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein. In connection with the Loan Agreement and the First Amendment, we entered into warrant agreements with Hercules dated June 3, 2014, as amended, and June 23, 2015 (the “June 2015 Warrant”), respectively, pursuant to which we issued to Hercules warrants to purchase 31,674 shares of common stock at an exercise price of $8.84 per share and 40,705 shares of common stock at an exercise price of $7.37 per share, respectively. The June 2015 Warrant is described in our Current Report on Form 8-K filed on June 29, 2015, and is incorporated by reference herein and is filed as an exhibit thereto. Only the 40,705 shares of common stock issuable upon exercise of the June 2015 Warrant, which expires on June 23, 2020, are being registered for resale pursuant to this registration statement.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, or any other exemption from registration, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders party to the securities purchase agreement against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Foley Hoag LLP.

EXPERTS

Marcum LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.zosanopharma.com/. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-36570):

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 29, 2016;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 12, 2016 and August 10, 2016, respectively;

(3)	Our Current Reports on Form 8-K (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto), which were filed with the SEC on the following dates: January 7, 2016; January 27, 2016; February 4, 2016; March 29, 2016; April 7, 2016; May 9, 2016; May 12, 2016; May 13, 2016; June 17, 2016; August 10, 2016; and August 16, 2016; and

(4)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 25, 2014, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Attention: Investor Relations

Telephone: (510) 745-1200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Zosano Pharma Corporation (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,091.36
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$908.64

Total expenses	$32,000.00

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Zosano Pharma Corporation, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. Our amended and restated bylaws provide that expenses must be advanced to these indemnitees under certain circumstances.

The indemnification provisions contained in our amended and restated bylaws are not exclusive. In addition, we have entered into indemnification agreements with each of our directors. Each indemnification agreement provides that we will indemnify the director to the fullest extent permitted by law for claims arising in his capacity as a director, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that we do not assume the defense of a claim against a director, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 16. Exhibits

The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this registration statement on Form S-3.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 9, 2016.

ZOSANO PHARMA CORPORATION

By:	/s/ Konstantinos Alataris
Name: Konstantinos Alataris
Title: President & Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Zosano Pharma Corporation, hereby severally constitute and appoint Konstantinos Alataris and Georgia Erbez, and either of them singly, our true and lawful attorneys with full power to either of them, and to either of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Zosano Pharma Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or either of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Konstantinos Alataris Konstantinos Alataris	President, Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2016

/s/ Georgia Erbez Georgia Erbez	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	September 9, 2016

/s/ Joseph Hagan Joseph Hagan	Director	September 9, 2016

/s/ Bruce Steel Bruce Steel	Director	September 9, 2016

/s/ John Walker John Walker	Director	September 9, 2016

/s/ Troy Wilson Troy Wilson	Director	September 9, 2016

/s/ Kleanthis G. Xanthopoulos Kleanthis G. Xanthopoulos	Director	September 9, 2016

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of Zosano Pharma Corporation (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on February 3, 2015 (File No. 001-36570))

4.2	Amended and Restated Bylaws of Zosano Pharma Corporation (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on February 3, 2015 (File No. 011-36570))

4.3*	Securities Purchase Agreement, dated August 15, 2016, by and among Zosano Pharma Corporation and the Investors defined therein

4.4	Specimen certificate evidencing shares of common stock (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form S-1/A filed on July 25, 2014 (File No. 333-196983))

4.5*	Form of Series A Warrant to Purchase Common Stock

4.6*	Form of Series B Warrant to Purchase Common Stock

4.7	Warrant Agreement, dated as of June 23, 2015, by and between Zosano Pharma Corporation and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on June 29, 2016 (File No. 001-36570))

5.1*	Opinion of Foley Hoag LLP

23.1*	Consent of Marcum LLP

23.2*	Consent of Foley Hoag LLP (included in Exhibit 5.1 filed herewith)

24.1*	Power of Attorney (included on the signature page of this registration statement)

*	Filed herewith